Exhibit 5.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated February 28, 2013, relating to the consolidated financial statements of New Gold Inc. and subsidiaries (“New Gold”), and the effectiveness of New Gold’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of New Gold for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus of New Gold, which is part of this Registration Statement.

/s/ Deloitte LLP

Toronto, Canada

June 18, 2013